LORD ABBETT MUNICIPAL INCOME TRUST (the "TRUST")
                  (formerly, Lord Abbett Tax-Free Income Trust)

Item 77Q1(e):

AMENDMENT TO INVESTMENT ADVISORY CONTRACTS

An Addendum to the Management Agreement for the Lord Abbett Municipal Income Trust - Lord Abbett High Yield Municipal Bond Fund is hereby incorporated by reference to the Post- Effective Amendment No. 29 to the Trust's Registration Statement filed on January 28, 2005.